Exhibit 3.221

RESTATED CERTIFICATE OF INCORPORATION

OF

COHR INC.

Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The present name of the corporation is COHR Inc. (hereinafter the “Corporation”). The name under which the Corporation was originally incorporated is MasterPlan Inc., and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of the State of Delaware is May 7, 1999, a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

First: The name of the corporation is COHR Inc.

Second: The address of the Corporation’s initial registered office in Delaware and the name of the Corporation’s initial registered agent at that address are as follows:

Corporation Service Company

2711 Centerville Rd.

Suite 400

Wilmington, DE 19808

Third: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of shares of stock which the Corporation will have authority to issue is 100 shares of Common Stock, par value $1.00 per share.

Fifth: The directors of the Corporation will have the power to amend the by-laws of the Corporation.

Sixth: No director will be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Seventh: The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of COHR Inc. without any further amendment other than the amendments herein certified and without any discrepancy between the provisions of the said single instrument hereinafter set forth.

Eighth: The amendments and restatement of the Restated Certificate of Incorporation herein certified have been duly adopted by the shareholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this Certificate on March 31, 2006.

/s/ Bruce Cree
Name: Bruce Cree Title: President